LIQUIDITY SERVICES ANNOUNCES FIRST QUARTER FISCAL YEAR 2022 FINANCIAL RESULTS

Bethesda, MD - February 3, 2022 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a leading global commerce company providing trusted marketplace platforms that power the circular economy, today announced the following financial results as of the first fiscal quarter ended December 31, 2021 as compared to the applicable prior year periods:

•Gross Merchandise Volume (GMV) of $260.2 million, up 37% setting a new all time record, and Revenue of $66.7 million, up 20%
•GAAP Net Income of $3.6 million, down $0.9 million, and GAAP Diluted EPS of $0.10, down $0.03
•Non-GAAP Adjusted EBITDA of $9.4 million, up $0.6 million, and Non-GAAP Adjusted Diluted EPS of $0.18, flat2
•Cash of $91.3 million, $61.3 million trailing 12 month operating cash flow, and zero financial debt
•Trailing 12 month GMV up 45%, Net Income of $50.0 million1, Non-GAAP Adjusted EBITDA of $43.4 million

"Long term investments in our people, products and outstanding customer service have been rewarded with surging volume as we set an all-time quarterly GMV record during Q1-FY22 and surpassed our previously stated goal of $1 billion in annualized GMV,” said Bill Angrick, Liquidity Services CEO. “Our e-commerce marketplace solutions are well-positioned to continue to power the $100 billion+ circular economy and deliver financial and environmental benefits for buyers and sellers on our platform. Our current investment program in sales, marketing, technology and operations will respond to the needs of the marketplace opportunity and accelerate our growth in the second half of fiscal year 2022. We expect continued growth in key categories such as heavy equipment, vehicles, industrial and consumer goods, and real estate will drive us towards our new target of $1.5 billion in annualized GMV. With our over 4.7 million registered buyers and a suite of both self directed and fully managed services, we have a proven track record of delivering superior financial returns and lower supply chain costs for government agencies, retailers and manufacturers using our platform.”

First Quarter Business Highlights

•Liquidity Services acquired Bid4Assets, a leading online marketplace for government real estate, strengthening and accelerating the company’s position as a leading online platform for government sales of real estate.
•Liquidity Services' Retail Supply Chain Group (RSCG) segment launched a new consumer deals marketplace, AllSurplus Deals, offering curbside pickup in Phoenix, Arizona.
•Liquidity Services' RSCG segment also expanded its footprint with a new distribution center in northeastern Pennsylvania, increasing its capacity to efficiently serve retail buyers and sellers in key northeast U.S. population centers.

First Quarter Financial Highlights

GMV for the first quarter was a record $260.2 million, a 37% increase from $190.4 million in the first quarter of 2021.
•GovDeals GMV increased 46%, driven by the increasing adoption of our digital marketplace solutions by government agencies over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate. The increase also reflects the continued, favorable macroeconomic factors in certain asset categories, such as transportation assets, and the post-acquisition results of Bid4Assets.
•RSCG GMV increased 3% as it continues to diversify its seller product flows when compared to high volumes in the prior year magnified by selected seller capacity constraints.
•Capital Assets Group (CAG) GMV increased 60%, driven by strong consignment sales in the energy and heavy equipment categories and increasing client opportunities under our purchase model.
•Company-wide, full-service and self-service consignment sales delivered 85% of total GMV, up from 84% last year.

Revenue for the first quarter was $66.7 million, a 20% increase from $55.8 million in the first quarter of 2021.
•Strong consolidated revenue growth, as expected, increased below the GMV growth rate due to a shift towards more consignment GMV and a change in the mix of product categories sold, including real estate.
•Machinio revenue increased 34%, as equipment owners and dealers continue to demonstrate strong engagement with our digital marketing and inventory management solutions.

Gross Profit for the first quarter was $38.9 million, a 17% increase from $33.2 million in the first quarter of 2021.
•Gross profit margin as a percentage of revenue declined to 58% from 60%, due to changes in the mix of inventory handled by the RSCG segment during the quarter.

Net Income for the first quarter was $3.6 million, or $0.10 per share, a decrease from $4.5 million, or $0.13 per share last year.
•The decrease is driven by our provision for income taxes. Our effective tax rate increased from 6% in Q1-FY21 to 21% in Q1-FY22, following the release of our valuation allowance on US deferred tax assets in Q4-FY21.

Non-GAAP Adjusted Net Income was $6.2 million, or $0.18 per share, consistent with the prior year2.

Non-GAAP Adjusted EBITDA was $9.4 million, a $0.6 million increase from $8.8 million in the first quarter of 2021.
•Impacts of increased gross profits across GovDeals, CAG, and Machinio were partially offset by the impacts of the gross profit margin decline in RSCG, and the investments being made in our people, products, and technology.

1 Includes a net $24.6 million benefit from the release of our valuation allowance on US deferred tax assets in Q4-FY21. For further information, see Note 10, Income Taxes, to our annual report on Form 10-K for the year ended September 30, 2021.

2 In response to the acquisition of Bid4Assets, in the first quarter of 2022, the Company's calculation method for Adjusted Net Income and Adjusted EPS was modified and prior period results were recast to reflect an adjustment for amortization of intangible assets. This change to the calculation improves the comparability of our Non-GAAP financial results between periods, as the timing of acquisitions and their impacts to intangible amortization expense through the application of purchase accounting can be variable, impacting our ability to otherwise assess and communicate changes in the performance of the Company's underlying operations. For further details, see the Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Earnings Per Share reconciliation later in this earnings release.

First Quarter Segment Operating Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q1-FY22 segment results are as follows (unaudited, in millions):

	Three Months Ended December 31,
	2021	2020
GovDeals:
GMV	$156.9	$107.6
Revenue	$14.0	$10.8
Gross profit	$13.3	$10.2

RSCG:
GMV	$53.4	$51.7
Revenue	$38.7	$34.9
Gross profit	$14.3	$14.6

CAG:
GMV	$49.9	$31.1
Revenue	$11.2	$7.9
Gross profit	$8.7	$6.4

Machinio:
GMV	$—	$—
Revenue	$2.8	$2.1
Gross profit	$2.7	$2.0

Consolidated:
GMV	$260.2	$190.4
Revenue	$66.7	$55.8
Gross profit	$38.9	$33.2

Additional First Quarter 2022 Operational Results
•Registered Buyers — At the end of Q1-FY22, registered buyers totaled approximately 4,713,000, representing a 23% increase over the approximately 3,839,000 registered buyers at the end of Q1-FY21. Of the increase, approximately 16% is attributable to the Bid4Assets registered buyer base acquired in Q1-FY22.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 642,000 in Q1-FY22, a 24% increase from the approximately 517,000 auction participants in Q1-FY21.
•Completed Transactions — Completed transactions increased to approximately 211,000 in Q1-FY22, a 39% increase from the approximately 152,000 completed transactions in Q1-FY21.

Business Outlook
Fueled by strong industry trends, we are expanding the capacity of our sales, marketing, product development and technology teams to grow our business. We are well positioned to create value with our technology enabled business services that deliver optimal liquidity in the circular economy. We continue to see strong buyer demand for consumer goods, heavy equipment, vehicles, and industrial manufacturing equipment across the globe, leading to strong recovery rates that we expect will continue through FY22, however, continuing global supply chain disruptions could limit the volume of assets made available for sale in any quarterly period. We are well-positioned to capitalize on the current market conditions given our expertise in diverse sectors and our buyer base across key asset categories. We expect to benefit from potential increases in the available supply of used equipment from government sellers acquiring equipment to support infrastructure projects and increased demand for that equipment from private sector buyers preparing to support those projects. We also expect the government real estate sector to continue to adopt our technology led solutions for online auctions, including GMV increases from our Bid4Assets acquisition.

We believe that e-commerce acceptance has been permanently advanced by the accelerated general market trends over the last two years towards greater online commerce. While we expect a natural seasonal decline in Q2-FY22, we anticipate the CAG segment will benefit from its strong global pipeline of project based GMV for industrial products going into Q3-FY22. We also anticipate continued year-over-year strength in our GovDeals segment, despite entering a seasonal low quarter for the segment in Q2-FY22, as it will again benefit from a seasonal high third quarter in Q3-FY22. We also expect the GovDeals segment GMV to be further boosted by the acquisition of Bid4Assets, a government real estate online auction marketplace, as FY22 progresses. As our real estate product category GMV grows, while it generates strong gross profit margins with similarly low operating expenses to the GovDeals segment, it has a lower impact on our GovDeals and our consolidated revenue growth rates, since take-rates as a percentage of GMV are lower than in our traditional GovDeals asset categories. RSCG GMV is expected to remain steady year-over-year for Q2-FY22, which is the start of its seasonally high period which typically continues into the third quarter. The RSCG segment continues its focus on delivering value to its seller clients and diversifying its seller product flows, even as sellers expand capacity to handle the growing volume of returns in retail goods from the acceleration in adoption of online purchasing by retail customers.

Our Q2-FY22 guidance range for GMV is above the same period last year, from 25% to 40% at the low to high ends of our guidance range, respectively. As consignment GMV sales grow faster than under the purchase model and we integrate the sales from our growing real estate business, revenue as a percentage of GMV would be expected to decline resulting in a slower revenue growth percentage from this strategic business-model shift. Our profit guidance for Q2-FY22 is at or below the same period last year due to increased costs from investments in our RSCG growth initiatives and incremental headcount for our sales, marketing, and technology teams in anticipation of the growth we expect in the second half of fiscal year 2022 and beyond. With the growth and scale resulting during the latter half of fiscal year 2022, operating leverage is currently expected to improve once again throughout the second half of FY22.

As a result of reversing our tax valuation allowance in Q4-FY21 due to our strong level of profitability trends, our effective tax rate is expected to be approximately 18-24% in Q2-FY22. This higher effective tax rate will have no significant corresponding increase to cash paid for income taxes for FY22 yet will have negative year-over-year comparable impacts to our FY22 net income and EPS.

The following forward-looking statements reflect the following trends and assumptions for Q2-FY22 compared to the prior year's period:

•continued R&D spending to support omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
•increased spending in business development activities to capture market opportunities, targeting expected payback periods of 12 to 18 months;
•stabilized macroeconomic factors that most directly influence the supply and recovery rates of asset categories, such as transportation assets;
•marketplace seasonality converging back to prior trends;
•continued mix shift to consignment pricing model, which will lower revenue as a percent of GMV but can improve gross profit margins;
•variability in the inventory product mix handled by the RSCG segment, which can cause a decline in revenues and/or gross profit margins, including variability due to sellers better optimizing their reverse supply chain operations to return more product to shelves and to avoid episodic seller capacity constraints at certain warehouse locations;
•continued growth in the government real estate category within the GovDeals segment, which will lower revenue as a percent of GMV but is not expected to significantly impact gross profit margins. COVID-19 and its variants can impact the availability of government resources to make properties available for auction, which could cause delays in the timing of auction events;
•continued variability in project size and timing within our CAG segment, especially as COVID-19 and its variants continue to impact the global economy and the ability to conduct cross-border transactions;

•continued growth and expansion resulting from the continuing acceleration of broader market adoption of the digital economy, particularly in our GovDeals and RSCG seller accounts and programs, including the execution by RSCG on its business plans for the launch of AllSurplus Deals and expansion of its distribution network into the northeast;
•continued growth in our Machinio Advertising subscription service and acceptance of other Machinio service offerings;
•we expect our Q2-FY22 effective tax rate (ETR) to increase to approximately 18% to 24% without a corresponding increase to cash paid for income taxes due to our continued net operating loss carryforward position. The ETR increase is mainly a result of no longer having a valuation allowance on our US deferred tax assets. This range excludes any potential impacts from legislative changes to US corporate tax rates that may be enacted during Q2-FY22; and potential impacts from items that have limited visibility and can be highly variable, including effects of stock compensation due to participant exercise activity and changes in our stock price, and the effects of changes in the fair value of the Bid4Assets earn-out liability.
•no significant changes to the fair value of the Bid4Assets earn-out liability during Q2-FY22. Changes to the fair value of the Bid4Assets earn-out liability, which has limited visibility and can be highly variable, can impact our GAAP Net Income and GAAP EPS metrics until the earn-out period is complete, the maximum potential earn-out value is $37.5 million;
•our diluted weighted average number of shares outstanding will be approximately 35.2 million. As of December 31, 2021, we have $17.0 million of remaining authorization to repurchase shares; and
•successful integration of Bid4Assets and execution by Bid4Assets on planned real estate auction activity and its business plan.

For Q2-FY22 our guidance is as follows:

GMV - We expect GMV for Q2-FY22 to range from $260 million to $290 million.

GAAP Net Income - We expect GAAP Net Income for Q2-FY22 to range from $1.5 million to $4.5 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q2-FY22 to range from $0.04 to $0.13.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q2-FY22 to range from $6.5 million to $9.5 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q2-FY22 to range from $0.11 to $0.20.

Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other income, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Net income	$3,602	$4,514
Interest and other income, net[1]	(33)	(103)
Provision for income taxes	1,012	297
Depreciation and amortization	2,302	1,871
Non-GAAP EBITDA	$6,883	$6,579
Stock compensation expense	2,280	2,229
Acquisition costs and impairment of long-lived and other assets[2]	211	—
Business realignment expenses[2,3]	—	5
Non-GAAP Adjusted EBITDA	$9,374	$8,813

1 Interest and other income, net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets, and fair value adjustments to acquisition earn-outs are included in Other operating (income) expenses on the Consolidated Statements of Operations.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420, and the related impacts of business realignment actions subject to other accounting guidance.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income is a supplemental non-GAAP financial measure and is equal to Net Income plus stock compensation expense, acquisition related costs such as transaction expenses and changes in earn-out estimates, amortization of intangible assets, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income Per Share are determined using Adjusted Net Income. For Q1-FY22 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 21% compared to 34% used for the Q1-FY21 results. These tax rates exclude the impact of the charge to our U.S. valuation allowance. A reconciliation of Net Income to Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Income Per Share is as follows, with the Q1-FY21 results recast to reflect the Q1-FY22 change in the Company's calculation method to adjustment for the amortization of intangible assets:

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
(Dollars in thousands, except per share data)		(recast)
Net income	$3,602	$4,514
Stock compensation expense	2,280	2,229
Intangible asset amortization expense	767	337
Acquisition related costs, including fair value adjustments to earn-out liabilities*	211	—
Business realignment expenses*	—	5
Income tax impact of adjustments	(694)	(882)
Non-GAAP Adjusted net income	$6,166	$6,203
Adjusted basic income per common share	$0.19	$0.19
Adjusted diluted income per common share	$0.18	$0.18
Basic weighted average shares outstanding	32,971,709	33,176,895
Diluted weighted average shares outstanding	34,868,869	34,911,119

The following table includes the recast Adjusted Net Income and Adjusted EPS amounts for the comparable quarterly periods that will be reported during the remainder of the fiscal year:

	Three Months Ended
	March 31, 2021	June 30, 2021	September 30, 2021
(Dollars in thousands, except per share data)	(Unaudited, recast)
Net income	$5,260	$8,419	$32,755
Stock compensation expense	1,761	1,803	1,154
Intangible asset amortization expense	336	335	334
Acquisition costs and impairment of goodwill and long-lived assets*	203	1,136	125
Change in valuation allowance	—	—	(24,567)
Income tax impact of adjustments	(497)	(471)	(263)
Non-GAAP Adjusted net income	$7,063	$11,222	$9,538
Adjusted basic income per common share	$0.21	$0.34	$0.29
Adjusted diluted income per common share	$0.20	$0.32	$0.27
Basic weighted average shares outstanding	33,491,395	33,371,906	33,297,879
Diluted weighted average shares outstanding	35,559,747	35,437,761	35,294,326

*Acquisition costs and impairment of long-lived and other assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Non-GAAP Adjusted Net Income, are included in Other operating (income) expenses on the Statements of Operations.

Q1-FY22 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 50273440. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until February 3, 2023 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions; the duration and impact of the COVID-19 pandemic on the Company’s operations, the operations of customers, and general economic conditions; retail clients investing in their warehouse operations capacity to handle higher volumes of online returns resulting in a retailers sending the Company a reduced volume of returns merchandise or sending us a product mix that is lower in value due to the removal of high value returns; the numerous factors that influence the supply of and demand for used merchandise, equipment and surplus assets; the Company’s need to manage the attraction of sellers and buyers in a broad range of asset categories with varying degrees of maturity and in many different geographies; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, including its most recent acquisitions of Machinio Corp. and Bid4Assets, Inc.; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $9 Billion of completed transactions, to more than 4.7 million qualified buyers worldwide and 15,000 corporate and government sellers. We support clients’ sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and defer products from landfills. For more information visit www.liquidityservices.com.

Contact:
Investor Relations
800-310-4604
investorrelations@liquidityservicesinc.com

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	December 31, 2021	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$91,321	$106,335
Accounts receivable, net of allowance for doubtful accounts of $478 and $490	7,797	5,866
Inventory, net	13,225	12,468
Prepaid taxes and tax refund receivable	1,677	1,713
Prepaid expenses and other current assets	6,465	5,460
Total current assets	120,485	131,842
Property and equipment, net of accumulated depreciation of $20,058 and $18,558	18,164	17,634
Operating lease assets	15,309	13,478
Intangible assets, net	19,187	3,453
Goodwill	88,727	59,872
Deferred tax assets	19,217	23,822
Other assets	5,789	5,475
Total assets	$286,878	$255,576
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,957	$40,611
Accrued expenses and other current liabilities	35,709	25,975
Current portion of operating lease liabilities	4,382	4,250
Deferred revenue	4,685	4,624
Payables to sellers	48,288	33,713
Total current liabilities	125,021	109,173
Operating lease liabilities	11,774	10,098
Other long-term liabilities	13,004	1,290
Total liabilities	149,799	120,561
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,533,071 shares issued and outstanding at December 31, 2021; 35,457,095 shares issued and outstanding at September 30, 2021	36	35
Additional paid-in capital	253,536	252,017
Treasury stock, at cost; 2,373,946 shares at December 31, 2021 and 2,222,083 shares at September 30, 2021	(39,691)	(36,628)
Accumulated other comprehensive loss	(9,142)	(9,011)
Accumulated deficit	(67,660)	(71,398)
Total stockholders’ equity	$137,079	$135,015
Total liabilities and stockholders’ equity	$286,878	$255,576

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Revenue	$36,217	$31,071
Fee revenue	30,490	24,680
Total revenue	66,707	55,751
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	27,762	22,573
Technology and operations	13,918	10,573
Sales and marketing	10,044	9,108
General and administrative	8,230	6,996
Depreciation and amortization	2,302	1,871
Other operating (income) expenses	(32)	4
Total costs and expenses	62,224	51,125
Income from operations	4,483	4,626
Interest and other income, net	(131)	(185)
Income before provision for income taxes	4,614	4,811
Provision for income taxes	1,012	297
Net income	$3,602	$4,514
Basic income per common share	$0.11	$0.14
Diluted income per common share	$0.10	$0.13
Basic weighted average shares outstanding	32,971,709	33,176,895
Diluted weighted average shares outstanding	34,868,869	34,911,119

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Three Months Ended December 31,
	2021	2020
	(Unaudited)
Operating activities
Net income	$3,602	$4,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,302	1,871
Stock compensation expense	2,280	2,229
Inventory adjustment to net realizable value	98	—
Provision for doubtful accounts	11	15
Deferred tax provision	881	32
Gain on disposal of property and equipment	(6)	(1)
Gain on termination of lease	(205)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,795)	506
Inventory	(855)	(4,324)
Prepaid and deferred taxes	35	208
Prepaid expenses and other assets	(1,137)	(1,235)
Operating lease assets and liabilities	214	(89)
Accounts payable	(8,815)	3,301
Accrued expenses and other current liabilities	(5,193)	(1,994)
Deferred revenue	60	174
Payables to sellers	11,199	1,069
Other liabilities	(805)	(238)
Net cash provided by operating activities	1,871	6,038
Investing activities
Cash paid for business acquisition, net of cash acquired	(11,063)	—
Purchases of property and equipment, including capitalized software	(1,964)	(1,363)
Increase in intangibles	(1)	(5)
Proceeds from sales of property and equipment	7	14
Proceeds from promissory note	—	508
Net cash used by investing activities	(13,021)	(846)
Financing activities
Payments of the principal portion of finance lease liabilities	(27)	(9)
Taxes paid associated with net settlement of stock compensation awards	(851)	(58)
Proceeds from exercise of stock options	—	197
Common stock repurchased	(2,963)	(4,103)
Net cash used by financing activities	(3,841)	(3,973)
Effect of exchange rate differences on cash and cash equivalents	(23)	589
Net (decrease) increase in cash and cash equivalents	(15,014)	1,808
Cash and cash equivalents at beginning of period	106,335	76,036
Cash and cash equivalents at end of period	$91,321	$77,844
Supplemental disclosure of cash flow information
Cash (received) paid for income taxes, net	$(28)	$208
Non-cash: Earnout liability for acquisition activity	$26,900	$—
Non-cash: Common stock surrendered in the exercise of stock options	$100	$169